Exhibit 99.1

ToughBuilt™ Regains Compliance with Nasdaq’s Listing Requirements

February 10, 2021 — ToughBuilt Industries, Inc. (“ToughBuilt”) (NASDAQ: TBLT; TBLTW), today announced that on February 9, 2021 it received a notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market Inc. (the “Nasdaq”) indicating that the Company has regained compliance with the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules (the “Minimum Bid Price Requirement”).

As previously announced, the Company received a notification letter from Nasdaq on July 24, 2020, indicating that the closing bid price per share had been below $1.00 for a period of 30 consecutive business days and that the Company did not meet the Minimum Bid Price Requirement. On January 21, 2021, the Company received a 180-day extension from Nasdaq’s Listing Qualification Department to meet Nasdaq’s continuing listing requirements by maintaining a minimum bid price per share of $1.00 for a minimum of 10 consecutive trading days. The Company had until July 19, 2021 to meet Nasdaq’s minimum bid requirement.

Nasdaq has determined that for the last 20 consecutive business days, from January 12, 2021 to February 8, 2021, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Staff informed the Company that it has regained compliance with Listing Rule 5550(a)(2) and that this matter is closed.

ABOUT TOUGHBUILT INDUSTRIES, Inc.

ToughBuilt is an advanced product design, manufacturer and distributor with emphasis on innovative products. Currently focused on tools and other accessories for the professional and do-it-yourself construction industries. We market and distribute various home improvement and construction product lines for both the do-it-yourself and professional markets under the TOUGHBUILT brand name, within the global multibillion dollar per year tool market industry. All our products are designed by our in-house design team. Since launching our product sales in 2013, we have experienced significant annual sales growth. Our current product line includes three major categories, with several additional categories in various stages of development, consisting of Soft Goods & Kneepads and Sawhorses & Work Products. Our mission is to provide products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being, and building high brand loyalty. Additional information about the Company is available at: https://www.toughbuilt.com/.

FORWARD-LOOKING STATEMENTS:

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) delays in bringing products to key markets, (iii) an inability to secure regulatory approvals for the ability to sell our products in certain markets, (iv) intense competition in the industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) our reliance on single suppliers for certain product components, (x) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xi) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Andrew@barwicki.com